UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 5, 2024

Sculptor Diversified Real Estate Income Trust, Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland	000-56566	88-0870670
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS. Employer Identification No.)

9 West 57th Street, 40th Floor New York, NY 10019
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (212) 790-0000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01. Entry into a Material Definitive Agreement.

Membership Interest Purchase Agreement

Pursuant to Sculptor Diversified Real Estate Income Trust, Inc.’s (the “Company’s”) right to purchase the remaining interests in CapGrow Holdings Member LLC (“CapGrow Member”) as described in the section entitled “Our Property Investments and CapGrow” in the Company’s Registration Statement on Form 10/A (File No. 000-56566) filed on November 6, 2024, which description is incorporated by reference, on December 5, 2024, Sculptor Diversified REIT Operating Partnership LP (the “Operating Partnership”), a subsidiary of the Company, and Sculptor RE Holdings XVII LLC (“Seller”) entered into a Membership Interest Purchase Agreement pursuant to which the Operating Partnership acquired the remaining 13.60% interest in CapGrow Member from Seller for approximately $38 million, subject to adjustment for certain proratable items. Because the Operating Partnership has acquired a 100.00% interest in CapGrow Member, the Seller’s rights to force a sale of the remaining interest in CapGrow Member or a sale of CapGrow Member have been extinguished. The transaction increased the Operating Partnership’s indirect controlling interests in CapGrow Holdings JV, LLC (“CapGrow”) to 92.66%. CapGrow owns a portfolio of primarily single-family homes leased to and operated by care providers that serve individuals with intellectual and developmental disabilities.

The Seller is an investment fund managed by an affiliate of the Company’s sponsor. The purchase of the additional equity interests in CapGrow was done in accordance with the Company’s affiliate transaction committee’s prior approval of the acquisition.

Fourth Amended and Restated Advisory Agreement

On December 6, 2024, the Company entered into the Fourth Amended and Restated Advisory Agreement (the “Fourth Amended and Restated Advisory Agreement”) by and among the Company, the Operating Partnership and Sculptor Advisors LLC (the “Adviser”). The Fourth Amended and Restated Advisory Agreement replaces all references to “Select Class” with “Class I-S.” Other immaterial changes were also made to the Fourth Amended and Restated Advisory Agreement.

Third Amended and Restated Limited Partnership Agreement

On December 6, 2024, we and Sculptor Diversified REIT Special Limited Partner LP, an affiliate of our Adviser, replaced the then-current limited partnership agreement of the Operating Partnership by entering into a Third Amended and Restated Limited Partnership Agreement (the “Amended OP Agreement”). The Amended OP Agreement replaces all references to “Select Class” with “Class I-S.” Other immaterial changes were also made to the Amended OP Agreement.

Item 5.03. Entry into a Material Definitive Agreement.

On December 6, 2024, the Company filed Articles of Amendment (the “Articles of Amendment”) to its Second Articles of Amendment and Restatement, effective March 3, 2023 (the “Charter”) with the Maryland State Department of Assessments and Taxation (“SDAT”) to rename its Select Class common stock as Class I-S common stock. Except as described in this Current Report on Form 8-K, the Articles of Amendment did not amend, alter or modify any other terms or provisions of the Charter.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Ex. No.	Description
3.1	Articles of Amendment, filed December 6, 2024
104.1	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sculptor Diversified Real Estate Income Trust, Inc.

By:	/s/ Herbert A. Pollard
Name:	Herbert A. Pollard
Title:	Chief Financial Officer

Date:	December 10, 2024